UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Pinnacle West Capital Corporation
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Dear [shareholder]:
We saw that you have voted against our say-on-pay proposal. We wanted to make you aware of updates to our pay program that we announced last week, included in the attached document. In response to these updates, ISS has reversed their initial recommendation and now recommends that shareholders vote FOR our say-on-pay proposal.
However, ISS continues to recommend that shareholders vote for the shareholder proposal to reduce the ownership threshold required to call a special meeting to 10% (Item 4). We believe our current threshold of 25%, which was approved by the shareholders when it was put into place and which is well aligned with market best practice, is appropriate. This is especially true now that there are multiple channels for shareholders to provide feedback to the board and ensure that their voices are heard.
As such, we request that you vote against Item 4.

We would be pleased to make ourselves available for a call.

Sincerely,

ATTACHMENT

Robert E. Smith
Senior Vice
President &
General Counsel
Via Email

Institutional Shareholder Services
201 California Street
San Francisco, CA 94111-5002
Dear ISS:
We are writing to inform you of recent updates on our pay program, including forward looking changes to next year’s pay, recently approved by our Human Resource Committee (the HRC). We believe that this new information addresses a number of concerns cited in your 2019 report and respectfully ask that you take this new information into consideration in your analysis and reconsider your recommendation with respect to our say-on-pay proposal.
Our current CEO is not eligible to receive additional retention awards for the length of his tenure.
Our CEO, Donald Brandt, has received two retention awards over the course of his tenure at Pinnacle West Capital Corporation: a retention equity grant made in 2012 and a long-term cash retention award that was granted in 2017 and paid in early 2019. The HRC approved these awards, considering the need to retain key leadership, and believes that they were in the best interest of our investors. However, the HRC also understands that some shareholders and other stakeholders such as ISS prefer that retention awards and other outside of plan awards be used sparingly. As such, the HRC affirmatively commits not to grant any retention awards to Mr. Brandt for the remainder of his employment with Pinnacle West Capital Corporation.
Beginning in 2020, Mr. Brandt will participate in the APS Incentive Plan with a formal payout target.
Beginning with his 2020 incentive, Mr. Brandt will commence participation in the APS Incentive Plan, in which our other NEOs participate, except the earnings portion of the CEO’s plan will be tied to Pinnacle West earnings instead of APS earnings. This change cannot occur until 2020 because a significant portion of the 2019 plan year has passed. The APS Incentive Plan is tied 50% to APS earnings and 50% to business unit goals. The CEO Incentive Plan is tied 62.5% to Pinnacle West earnings and 37.5% to business unit goals, which are the same rigorous, quantitative, and pre-set operational goals as the APS Incentive Plan. Please see pages 57-61 of our 2019 Proxy Statement for additional details of both plans. The APS Plan specifies threshold, target and maximum payout opportunities for plan participants. The CEO’s participation in the APS Incentive Plan now streamlines incentives across the executive team.
Beginning in 2020, Mr. Brandt’s target incentive payout will be lowered to 110 percent of base salary.
Mr. Brandt’s 2020 target incentive payout will be set at 110% of base salary. Previously he did not have a formal target award payout under the CEO Incentive Plan, although the midpoint between his threshold and maximum payouts for earnings was 125% of base salary. The APS Plan has a formal, stated target that will be reflected in our future proxy statement disclosure. This change also removes any concern about inconsistent targets between the CD&A and the Grants of Plan Based Awards table. As such, this change represents the establishment of a formal target and the reduction of the 125% “target” annual incentive payout.
Beginning with 2020 awards, TSR-based performance shares will require relative outperformance for target vesting.
Half of the performance awards granted to our CEO and Executive Vice Presidents in 2018 and 2019 were tied to TSR relative to the S&P 1500 Super Composite Electric Utility Index (the S&P 1500) and the other half was tied to various operational metrics. Beginning with 2020 grants, the portion of the performance shares that are TSR based will vest at target only if our three-year relative TSR performance equals or exceeds the 55th percentile of the S&P 1500. This represents a change from our past awards, which vested at the median of the S&P 1500.
Our stock price’s susceptibility to external macroeconomic influences limits our ability to include an automatic cap on TSR awards.
We appreciate ISS’ point of view regarding automatically capping relative TSR-based awards in the event of negative TSR. Unfortunately, as a utility, our stock price is much more easily influenced by macroeconomic factors, such as interest rate fluctuations, than other industries. For example, a high interest rate could create a negative TSR for the entire industry regardless of individual company performance. When interest rates are high, shareholders tend to move away from utility stocks, however, for the benefit of shareholders, management must focus on the long-term and manage through the situation. The HRC believes that incentivizing relative outperformance remains imperative. Additionally, automatic caps for negative TSR in the electric utility industry is the exception, not the norm. As such, the HRC has determined that adding an automatic cap on TSR awards in instances of negative TSR is not feasible at this time, however, the HRC will continue to monitor this concern.
We remain committed to reviewing the Company’s executive compensation structure and making modifications when they are in the best interests of our shareholders. Please let us know if you have any questions regarding these changes; we would be happy to provide additional details or discuss over the phone.
Warm regards,

Dear [shareholder]:
We wanted to make you aware of updates to our pay program that we announced last week, included in the attached document. In response to these updates, ISS has reversed their initial recommendation and now recommends that shareholders vote FOR our say-on-pay proposal.
However, ISS continues to recommend that shareholders vote for the shareholder proposal to reduce the ownership threshold required to call a special meeting to 10% (Item 4). We believe our current threshold of 25%, which was approved by the shareholders when it was put into place and which is well aligned with market best practice, is appropriate. This is especially true now that there are multiple channels for shareholders to provide feedback to the board and ensure that their voices are heard.
As such, we request that you vote against Item 4.

We would be pleased to make ourselves available for a call.

Sincerely,

ATTACHMENT

Robert E. Smith
Senior Vice
President &
General Counsel
Via Email

Institutional Shareholder Services
201 California Street
San Francisco, CA 94111-5002
Dear ISS:
We are writing to inform you of recent updates on our pay program, including forward looking changes to next year’s pay, recently approved by our Human Resource Committee (the HRC). We believe that this new information addresses a number of concerns cited in your 2019 report and respectfully ask that you take this new information into consideration in your analysis and reconsider your recommendation with respect to our say-on-pay proposal.
Our current CEO is not eligible to receive additional retention awards for the length of his tenure.
Our CEO, Donald Brandt, has received two retention awards over the course of his tenure at Pinnacle West Capital Corporation: a retention equity grant made in 2012 and a long-term cash retention award that was granted in 2017 and paid in early 2019. The HRC approved these awards, considering the need to retain key leadership, and believes that they were in the best interest of our investors. However, the HRC also understands that some shareholders and other stakeholders such as ISS prefer that retention awards and other outside of plan awards be used sparingly. As such, the HRC affirmatively commits not to grant any retention awards to Mr. Brandt for the remainder of his employment with Pinnacle West Capital Corporation.
Beginning in 2020, Mr. Brandt will participate in the APS Incentive Plan with a formal payout target.
Beginning with his 2020 incentive, Mr. Brandt will commence participation in the APS Incentive Plan, in which our other NEOs participate, except the earnings portion of the CEO’s plan will be tied to Pinnacle West earnings instead of APS earnings. This change cannot occur until 2020 because a significant portion of the 2019 plan year has passed. The APS Incentive Plan is tied 50% to APS earnings and 50% to business unit goals. The CEO Incentive Plan is tied 62.5% to Pinnacle West earnings and 37.5% to business unit goals, which are the same rigorous, quantitative, and pre-set operational goals as the APS Incentive Plan. Please see pages 57-61 of our 2019 Proxy Statement for additional details of both plans. The APS Plan specifies threshold, target and maximum payout opportunities for plan participants. The CEO’s participation in the APS Incentive Plan now streamlines incentives across the executive team.
Beginning in 2020, Mr. Brandt’s target incentive payout will be lowered to 110 percent of base salary.
Mr. Brandt’s 2020 target incentive payout will be set at 110% of base salary. Previously he did not have a formal target award payout under the CEO Incentive Plan, although the midpoint between his threshold and maximum payouts for earnings was 125% of base salary. The APS Plan has a formal, stated target that will be reflected in our future proxy statement disclosure. This change also removes any concern about inconsistent targets between the CD&A and the Grants of Plan Based Awards table. As such, this change represents the establishment of a formal target and the reduction of the 125% “target” annual incentive payout.
Beginning with 2020 awards, TSR-based performance shares will require relative outperformance for target vesting.
Half of the performance awards granted to our CEO and Executive Vice Presidents in 2018 and 2019 were tied to TSR relative to the S&P 1500 Super Composite Electric Utility Index (the S&P 1500) and the other half was tied to various operational metrics. Beginning with 2020 grants, the portion of the performance shares that are TSR based will vest at target only if our three-year relative TSR performance equals or exceeds the 55th percentile of the S&P 1500. This represents a change from our past awards, which vested at the median of the S&P 1500.
Our stock price’s susceptibility to external macroeconomic influences limits our ability to include an automatic cap on TSR awards.
We appreciate ISS’ point of view regarding automatically capping relative TSR-based awards in the event of negative TSR. Unfortunately, as a utility, our stock price is much more easily influenced by macroeconomic factors, such as interest rate fluctuations, than other industries. For example, a high interest rate could create a negative TSR for the entire industry regardless of individual company performance. When interest rates are high, shareholders tend to move away from utility stocks, however, for the benefit of shareholders, management must focus on the long-term and manage through the situation. The HRC believes that incentivizing relative outperformance remains imperative. Additionally, automatic caps for negative TSR in the electric utility industry is the exception, not the norm. As such, the HRC has determined that adding an automatic cap on TSR awards in instances of negative TSR is not feasible at this time, however, the HRC will continue to monitor this concern.
We remain committed to reviewing the Company’s executive compensation structure and making modifications when they are in the best interests of our shareholders. Please let us know if you have any questions regarding these changes; we would be happy to provide additional details or discuss over the phone.
Warm regards,